Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Unitholders of Regency Centers, L.P.

and the Board of Directors of

Regency Centers Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-58966) on Form S-3 of Regency Centers, L.P. of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Regency Centers, L.P.

/s/ KPMG LLP

Jacksonville, Florida

March 14, 2005